PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated September 6, 2016)	Registration No. 333-207600

Anavex Life Sciences Corp.

Up to $21,159,993

Common Stock

This prospectus supplement relates to the issuance and sale of up to $21,159,993 in shares of our common stock, to Lincoln Park Capital Fund, LLC (“Lincoln Park”), from time to time, in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered pursuant to a purchase agreement between us and Lincoln Park, dated as of June 7, 2019 (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “AVXL”. On June 7, 2019, the last reported sale price of our common stock was $2.98 per share.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page S-4 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 7 of the accompanying prospectus, and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus supplement by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 12, 2019.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific terms of this offering, and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement may also add to, update or change information contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

This prospectus supplement, the accompanying base prospectus and any free-writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and Lincoln Park has not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $100 million, of which this offering is a part.

We are not, and Lincoln Park is not, making an offer or sale of our common stock in any jurisdiction where such offer or sale is not permitted.

The information in this prospectus supplement is not complete. You should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, before you invest, as these documents contain information you should consider when making your investment decision.

None of Anavex Life Sciences Corp., Lincoln Park or any of their representatives are making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our anticipated future clinical and regulatory milestone events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “forecast,” “could,” “suggest,” “plan,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding:

●	our ability to successfully conduct clinical and preclinical trials for our product candidates;

●	our ability to raise additional capital on favorable terms;

●	our ability to execute our development plan on time and on budget;

●	our products ability to demonstrate efficacy or an acceptable safety profile;

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●	our ability to obtain the support of qualified scientific collaborators;

●	our ability, whether alone or with commercial partners, to successfully commercialize any of our product candidates that may be approved for sale;

●	our ability to identify and obtain additional product candidates;

●	our ability to obtain and maintain sufficient intellectual property protection for our product candidates;

●	our ability to comply with our intellectual property licensing agreements;

●	our ability to defend against claims of intellectual property infringement;

●	our ability to comply with the maintenance requirements of the government patent agencies;

●	our ability to protect our intellectual property rights throughout the world;

●	competition;

●	the anticipated start dates, durations and completion dates of our ongoing and future clinical studies;

●	the anticipated designs of our future clinical studies;

●	our anticipated future regulatory submissions and our ability to receive regulatory approvals to develop and market our product candidates;

●	our anticipated future cash position; and

●	our ability to generate any revenue or to continue as a going concern.

We have based these forward-looking statements largely on our current expectations and projections about future events, including the responses we expect from the U.S. Food and Drug Administration, or FDA, and other regulatory authorities and financial trends that we believe may affect our financial condition, results of operations, business strategy, preclinical and clinical trials and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions including without limitation the risks described in “Risk Factors” in “Part I, Item 1A” of or Annual Report on Form 10-K for the fiscal year ended September 30, 2018. These risks are not exhaustive. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable laws including the securities laws of the United States, we assume no obligation to update or supplement forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of common stock. Please read “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for information regarding risks you should consider before investing in our common stock.

Throughout this prospectus supplement, when we use the terms “Anavex,” “we,” “us,” “our” or the “Company,” we are referring either to Anavex Life Sciences Corp. in its individual capacity or to Anavex Life Sciences Corp. and its operating subsidiaries collectively, as the context requires.

Our Company

Overview

Anavex Life Sciences Corp. is a clinical stage biopharmaceutical company engaged in the development of differentiated therapeutics by applying precision medicine to central nervous system (“CNS”) diseases with high unmet need. Anavex analyzes genomic data from clinical studies to identify biomarkers, which select patients that will receive the therapeutic benefit for the treatment of neurodegenerative and neurodevelopmental diseases.

Our lead compound, ANAVEX®2-73, is being developed to treat Alzheimer’s disease, Parkinson’s disease and potentially other central nervous system diseases, including rare diseases, such as Rett syndrome, a rare severe neurological monogenic disorder caused by mutations in the X-linked gene, methyl-CpG-binding protein 2 (“MECP2”).

Clinical Studies Overview

In November 2016, we completed a Phase 2a clinical trial, consisting of PART A and PART B, which lasted a total of 57 weeks, for ANAVEX®2-73 in mild-to-moderate Alzheimer’s patients. This open-label randomized trial met both primary and secondary endpoints and was designed to assess the safety and exploratory efficacy of ANAVEX®2-73 in 32 patients. ANAVEX®2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain believed to restore cellular homeostasis and to reverse the pathological hallmarks observed in Alzheimer’s disease. In October 2017, we presented positive pharmacokinetic (PK) and pharmacodynamic (PD) data from the Phase 2a study, which established a concentration-effect relationship between ANAVEX®2-73 and study measurements. These measures obtained from all patients who participated in the entire 57 weeks include exploratory cognitive and functional scores as well as biomarker signals of brain activity. Additionally, the study appears to show that ANAVEX®2-73 activity is enhanced by its active metabolite (ANAVEX19-144), which also targets the sigma-1 receptor and has a half-life approximately twice as long as the parent molecule.

In March 2016, we received approval from the Ethics Committee in Australia to extend the Phase 2a clinical trial by an additional 108 weeks, which had been requested by patients and their caregivers. Subsequently, in May 2018, we received approval from the Ethics Committee in Australia to further extend the Phase 2a extension trial for an additional two years. The two consecutive trial extensions have allowed participants who completed the 52-week PART B of the study to continue taking ANAVEX®2-73, providing an opportunity to gather extended safety data for a cumulative time period of five years.

In October 2018, we presented new long-term clinical data for ANAVEX®2-73 in a presentation at the 2018 Clinical Trials on Alzheimer’s Disease (CTAD) Meeting. At 148 weeks into the five-year extended Phase 2a clinical study, data confirmed a significant association between ANAVEX®2-73 concentration and both exploratory functional and cognitive endpoints as measured by the Alzheimer’s Disease Cooperative Study-Activities of Daily Living (ADCS-ADL) evaluation and the Mini Mental State Examination (MMSE), respectively. The cohort of patients treated with higher ANAVEX®2-73 concentration maintained ADCS-ADL performance compared to the lower concentration cohort (p<0.0001). As well, the patient cohort with the higher ANAVEX®2-73 concentration performed better at MMSE compared to the lower concentration cohort (p<0.0008). A significant impact on the drug response levels of both the SIGMAR1 (p<0.0080) and COMT (p<0.0014) genomic biomarkers, identified and specified at week 57, was also confirmed over the 148-week period. Further, ANAVEX®2-73 demonstrated continued favorable safety and tolerability through 148 weeks.

A larger Phase 2b/3 double-blind, placebo-controlled study of ANAVEX®2-73 in Alzheimer’s disease commenced in October 2018, which is independent of the ongoing Phase 2a extension study. The Phase 2b/3 study will enroll approximately 450 patients for 48 weeks, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo. The trial is currently taking place in Australia; however, North American sites may also be added. The ANAVEX®2-73 Phase 2b/3 study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study. Primary and secondary endpoints will assess safety and both cognitive and functional efficacy, measured through Alzheimer’s Disease Assessment Scale – Cognition (ADAS-Cog), ADCS-ADL and Clinical Dementia Rating – Sum of Boxes for cognition and function (CDR-SB).

In February 2016, we presented positive preclinical data for ANAVEX®2-73 in Rett syndrome, a rare neurodevelopmental disease. The study was funded by the International Rett Syndrome Foundation (“Rettsyndrome.org”). In January 2017, we were awarded a financial grant from Rettsyndrome.org of a minimum of $0.6 million to cover some of the costs of a multicenter Phase 2 clinical trial of ANAVEX®2-73 for the treatment of Rett syndrome. This award is being received in quarterly instalments which commenced during fiscal 2018. Further, in March 2019, the Company commenced a Phase 2 clinical trial of ANAVEX®2-73 for the treatment of Rett syndrome. The Phase 2 study is taking place in the United States and is a randomized double-blind, placebo-controlled safety, tolerability, pharmacokinetic and efficacy study of oral liquid ANAVEX®2-73 formulation to treat Rett syndrome. Pharmacokinetic and dose findings will be investigated in a total of 15 patients over a 7-week treatment period including ANAVEX®2-73-specific genomic precision medicine biomarkers. All patients who participate in the study will be eligible to receive ANAVEX®2-73 under a voluntary open label extension protocol. This study will be followed by a planned placebo-controlled safety and efficacy evaluation of ANAVEX®2-73 over a 3-month treatment period. Primary and secondary endpoints include safety as well as Rett syndrome conditions such as cognitive impairment, motor impairment, behavioral symptoms and seizure activity. The ANAVEX®2-73 Phase 2 Rett syndrome study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a Alzheimer’s disease study.

In September 2016, we presented positive preclinical data for ANAVEX®2-73 in Parkinson’s disease, which demonstrated significant improvements on all measures: behavioral, histopathological, and neuroinflammatory endpoints. The study was funded by the Michael J. Fox Foundation. Additional data was announced in October 2017 from the model for experimental parkinsonism. The data presented indicates that ANAVEX®2-73 induces robust neurorestoration in experimental parkinsonism. The encouraging results we have gathered in this model, coupled with the favorable profile of this compound in the Alzheimer’s disease trial, support the notion that ANAVEX®2-73 is a promising clinical candidate drug for Parkinson’s disease.

In October 2018, we initiated in Spain, a double-blind, randomized, placebo-controlled Phase 2 trial with ANAVEX®2-73 in Parkinson’s Disease Dementia (PDD) in Spain, which will study the effect of the compound on both the cognitive and motor impairment of Parkinson’s disease. The Phase 2 study will enroll approximately 120 patients for 14 weeks, randomized 1:1:1 to two different ANAVEX®2-73 doses or placebo. The ANAVEX®2-73 Phase 2 PDD study design incorporates genomic precision medicine biomarkers identified in the ANAVEX®2-73 Phase 2a study.

Recent Developments

On June 6, 2019, we announced that we had dosed the first patient in our AVATAR Phase 2 double blind, randomized, placebo-controlled safety and efficacy trial of ANAVEX®2-73 for the treatment of Rett syndrome.

Corporate Information

Our principal executive office is located at 51 West 52nd Street, 7th Floor, New York, NY 10019-6163, and our telephone number is 844.689.3939. Our website address is www.anavex.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

THE OFFERING

Common stock offered by us:	●	Up to $20,000,000 of shares of our common stock we may sell to Lincoln Park from time to time until the expiration of the registration statement of which this prospectus is a part or the earlier termination of the Purchase Agreement by us;

	●	324,383 initial commitment shares valued at $966,661 based on $2.98 per share, the closing price of our common stock on The Nasdaq Capital Market on June 7, 2019, which are being issued for no cash consideration as a fee for Lincoln Park’s execution of the Purchase Agreement; and

	●	Up to 64,877 additional commitment shares valued at $193,332 based on $2.98 per share, the closing price of our common stock on The Nasdaq Capital Market on June 7, 2019, which is the amount of additional we may issue for no cash consideration a to Lincoln Park time to time pro-rata in connection with the purchase of $20,000,000 of shares of our common stock under the Purchase Agreement.

Common stock to be outstanding after this offering:	Up to 57,509,272 shares assuming (i) the sale of 6,711,410 shares of our common stock (which would be the full amount offered under this prospectus supplement at an offering price of $2.98 per share, the closing price of our common stock on The Nasdaq Capital Market on June 7, 2019) and (ii) the issuance of 64,877 additional commitment shares (which is the number of additional commitment shares that will be issued if we direct Lincoln Park to purchase 6,711,410 shares of our common stock under the Purchase Agreement), and including the 324,383 initial commitment shares being issued to Lincoln Park on the date hereof for no cash consideration as a fee for Lincoln Park’s execution of the Purchase Agreement. The actual number of shares issued will vary depending on the sales prices under this offering.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, working capital, capital expenditures and funding additional clinical and preclinical development of our pipeline candidates. See “Use of Proceeds” on page S-5.

Risk Factors	You should read the “Risk Factors” section on page S-4 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein before making a decision to purchase common stock in this offering.

Nasdaq Capital Market symbol	“AVXL.”

The number of shares of common stock shown above to be outstanding after this offering is based on 50,408,602 shares of common stock outstanding as of June 7, 2019 and excludes the following:

●	8,508,350 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $3.59 per share; and

●	357,500 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $4.12 per share.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. Before you invest in our common stock you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference, in evaluating an investment in our common stock. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Purchase Agreement

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On June 7, 2019, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $50 million of shares of our common stock (of which $20 million of such shares are registered hereunder). We are issuing 324,383 shares of our common stock to Lincoln Park for no cash consideration as a fee for Lincoln Park’s execution of the Purchase Agreement, and we may issue up to 162,191 additional commitment shares (of which 64,877 of such shares are registered hereunder) pro-rata in connection with the purchase of shares of our common stock under the Purchase Agreement. We may sell purchase shares to Lincoln Park pursuant to the Purchase Agreement at our discretion from time to time for a 36-month period, which commenced on the date of this prospectus supplement.

The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We have the right to control the timing and amount of any sales of our shares to Lincoln Park in our sole discretion, subject to certain limits on the amount of shares that can be sold on a given date. Sales of shares of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Therefore, Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which could have a materially adverse effect on our business and operations.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We may not be able to access sufficient funds under the Purchase Agreement when needed.

Our ability to sell shares to Lincoln Park and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on the amounts we may sell to Lincoln Park at any one time, and a limitation on our ability to sell shares to Lincoln Park to the extent that it would cause Lincoln Park to beneficially own more than 4.99% of our outstanding shares of common stock. Additionally, we are only registering $20 million of shares of our common stock hereunder, and we will only be able to make sales to Lincoln Park until September 6, 2019, when the effectiveness of the registration statement of which this prospectus is a part terminates, at which point we will be unable to sell shares of common stock to Lincoln Park until we file another registration statement. Therefore, we currently do not and may not in the future have access to the full amount available to us under the Purchase Agreement. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell all $20 million of our common stock registered under this prospectus supplement.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering primarily for working capital and general corporate purposes. Our management has broad discretion as to the use of such proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might apply these proceeds in ways with which you do not agree, or in ways that ultimately do not yield a favorable return. If our management applies such proceeds in a manner that does not yield a significant return, if any, on our investment of such net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

USE OF PROCEEDS

We may receive up to $20 million in aggregate gross proceeds under the Purchase Agreement from any sales to Lincoln Park of shares of common stock registered hereunder pursuant to the Purchase Agreement after the date of this prospectus supplement. We may sell fewer than all of the shares offered by this prospectus supplement, in which case our aggregate proceeds will be less. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, other than the initial commitment shares, the actual total offering amount and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will receive any proceeds under or fully utilize the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus supplement for more information.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, working capital, capital expenditures and funding additional clinical and preclinical development of our pipeline candidates.

DILUTION

The sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of March 31, 2019 was approximately $14.2 million, or $0.29 per share.

After giving effect to the sale of common stock pursuant to this prospectus supplement and accompanying prospectus in the aggregate amount of $20 million at an assumed offering price of $2.98 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019, and after deducting estimated aggregate offering expenses payable by us and accounting for the issuance of all of the commitment shares registered hereunder, our net tangible book value as of March 31, 2019 would have been $34.2 million, or $0.62 per share of common stock. This represents an immediate increase in the net tangible book value of $2.36 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.33 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share	$2.98
Net tangible book value per share as of March 31, 2019	$0.29
Increase per share attributable to new investors	$0.33
As adjusted net tangible book value per share as of March 31, 2019 after giving effect to this offering	$0.62
Dilution per share to new investors purchasing shares in this offering	$2.36

The table above assumes for illustrative purposes that an aggregate of 6,711,410 shares of our common stock are sold pursuant to this prospectus supplement and the accompanying prospectus at a price of $2.98 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2019, for aggregate gross proceeds of $20 million, and 64,877 additional commitment shares are issued in connection with such sales (in addition to the 324,383 initial commitment shares being issued as a commitment fee for Lincoln Park for entering into the Purchase Agreement). The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.98 per share shown in the table above, assuming all of our common stock in the aggregate amount of $20 million is sold at that price, would result in an adjusted net tangible book value per share after the offering of $0.64 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $3.34 per share, after deducting estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $2.98 per share shown in the table above, assuming all of our common stock in the aggregate amount of $20 million is sold at that price, would result in an adjusted net tangible book value per share after the offering of $0.58 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $1.40 per share, after deducting estimated aggregate offering expenses payable by us.

The above table and discussion are based on 48,173,241 shares of common stock outstanding as of March 31, 2019 and excludes the following, all as of March 31, 2019:

●	7,298,350 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $3.67 per share; and

●	370,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $4.03 per share.

To the extent that options or warrants outstanding as of March 31, 2019 have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

LINCOLN PARK TRANSACTION

On June 7, 2019, we entered into the Purchase Agreement and a Registration Rights Agreement (the “RRA”) with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $50 million of shares of our common stock (subject to certain limitations). Pursuant to the terms of the RRA, we are filing this prospectus supplement to cover (i) the offer and sale of up to $20 million of shares of our common stock (ii) the issuance of 324,383 initial commitment shares as a commitment fee for Lincoln Park for entering into the Purchase Agreement and (iii) 64,877 additional commitment shares to be issued pro-rata to Lincoln Park if and when we Direct Lincoln Park to purchase shares of common stock under the Purchase Agreement.

Purchase of Shares Under the Purchase Agreement

From the date hereof, we may, from time to time over a 36-month period, in our sole discretion and subject to certain conditions to direct Lincoln Park to purchase up to 200,000 shares (the “Regular Purchase Share Limit”) of our common stock on any such business day (each such purchase, a “Regular Purchase”); provided that (i) the Regular Purchase Share Limit may be increased to up to 225,000 shares if the closing price of our common stock is not below $4.00 on such date and (ii) the Regular Purchase Share Limit may be increased to up to 250,000 shares if the closing price of our common stock is not below $6.00 on such date; and provided further that we may also mutually agree with Lincoln Park to increase the Regular Purchase Share Limit to up to 1,000,000 shares and to make multiple purchases in a given day. Additionally, all such share and dollar amounts shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction as provided in the Purchase Agreement, and In no event shall Lincoln Park purchase more than $2,000,000 worth of our common stock pursuant to a Regular Purchase on any single business day. The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, in the event we have directed Lincoln Park to purchase shares of our common stock not less than the Regular Purchase Share Limit then in effect, on such purchase date we may also direct Lincoln Park to purchase an additional amount of our common stock on the following business day (an “Accelerated Purchase”), not to exceed the lesser of:

●	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

●	200% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●	96% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

●	the closing sale price of our common stock on the purchase date.

In the event we have directed Lincoln Park to purchase shares of our common stock in the full amount available for an Accelerated Purchase, on the date of such Accelerated Purchase, we may also direct Lincoln Park to purchase an additional amount of our common stock under the same terms set forth above for an Accelerated Purchase (an “Additional Accelerated Purchase”).

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as set forth in the Purchase Agreement.

The Purchase Agreement limits our sales of shares of common stock to Lincoln Park to 10,076,680 shares of our common stock, representing 19.99% of the shares of common stock outstanding on the date of the Purchase Agreement unless (i) shareholder approval is obtained to issue more than such amount or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the lower of (A) the closing price of our common stock on the Nasdaq Capital Market immediately preceding on June 7, 2019 or (B) the average of the closing price of our common stock on the Nasdaq Capital Market for the five Business Days immediately preceding on June 7, 2019.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part, or any other registration statement registering securities under the Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the sale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading on the Nasdaq Capital Market for a period of three consecutive business days;

●	the delisting of the Common Stock from the NASDAQ Capital Market; provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, he NASDAQ Global Select Market, the NYSE American, the NYSE Arca or the OTC Bulletin Board, OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

●	the transfer agent’s failure for three business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; and

●	if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Lincoln Park’s Registration Rights

Although the Purchase Agreement provides that we may sell up to $50 million of shares of our common stock to Lincoln Park, we are only registering $20 million in shares of common stock, and we are only registering 64,877 of the 162,191 additional commitment shares (in addition to 324,383 initial commitment shares issuable to Lincoln Park immediately pursuant to the Purchase Agreement) under this prospectus supplement, as permitted by the RRA. In the event that we do not sell all of the shares of common stock covered hereunder by September 6, 2019 (the date on which the registration statement of which this prospectus supplement is a part will expire pursuant to Rule 415 under the Securities Act), pursuant to the RRA we will be required to file a new registration statement registering the shares covered hereunder that have not been sold and/or issued to Lincoln Park (including any commitment shares that remain unissued). Additionally, if we do sell all of the shares of common stock covered hereunder, we will be required to file a new registration statement covering additional shares of common stock to be sold, and issued as additional commitment shares, to Lincoln Park under the Purchase Agreement.

Prior Purchase Agreement

On October 21, 2015, we previously entered into a purchase agreement (the “2015 Purchase Agreement”) and a registration rights agreement (the “2015 RRA”) with Lincoln Park. Pursuant to the terms of the 2015 Purchase Agreement, Lincoln Park agreed to purchase from us up to $50 million of shares of our common stock (subject to certain limitations) from time to time until September 6, 2019. Pursuant to the terms of the RRA, we filed with the SEC (i) the accompanying base prospectus to this prospectus supplement which covered the secondary offering of 6,754,609 shares of common stock, which was declared effective September 6, 2016 and which is still effective as of the date of this prospectus supplement (ii) a new registration Statement in 2017 registering 5,000,000 shares purchased under the 2015 Purchase Agreement, which was declared effective June 12, 2017 (the “2017 Registration Statement”) and (iii) a prospectus supplement to the registration statement of which this prospectus supplement is also a part registering $9,711,390 of shares of our common stock purchased or to be purchased under the 2015 Purchase Agreement, of which $8,511,134 of shares of our common stock remain for sale to Lincoln Park thereunder. As of the date hereof, the Company has sold 14,347,572 shares of common stock to Lincoln Park for gross proceeds of $48,799,743, and $1,200,257 of shares of common stock remain available for sale to Lincoln Park at our sole discretion under the 2015 Purchase Agreement.

Until the earlier of (i) September 6, 2019 (ii) such time as we terminate the 2015 Purchase Agreement or (iii) such time as all of the $1,200,257 of shares of common stock remaining available for purchase under the 2015 Purchase Agreement that are registered under the registration statement of which this prospectus supplement is a part have been sold to Lincoln Park, we may continue to direct Lincoln Park to purchase shares of Common Stock under the 2015 Purchase Agreement. After the occurrence of any of the foregoing, we will only sell shares of our Common Stock to Lincoln Park under the Purchase Agreement.

Amount of Potential Proceeds to be Received under the Purchase Agreement

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares Under the Purchase Agreement Registered in this Offering
$2.50		8,064,877	13.72%	$20,000,000

$2.98	(3)	6,776,286	11.78%	$20,000,000

$5.00		4,064,877	7.42%	$20,000,000

$7.50		2,731,544	5.11%	$20,000,000

$10.00		2,064,877	3.91%	$20,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $50,000,000 of our common stock to Lincoln Park, we are registering $21,159,993 of shares hereunder (inclusive of the 324,383 initial commitment shares issued to Lincoln Park and the 64,877 additional commitment shares that have been or may be issued to Lincoln Park as a commitment fee) under this prospectus supplement, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we have initially reserved.

(2)	The denominator is based on 50,732,985 shares outstanding as of June 7, 2019, which is inclusive of the 324,383 initial commitment shares being issued to Lincoln Park as initial commitment shares in connection with this offering and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator includes the 64,877 additional commitment shares that may be issued to Lincoln Park pro rata. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement, or the 2015 Purchase Agreement which are not covered under this prospectus supplement.

(3)	The closing price of our common stock on June 7, 2019.

PLAN OF DISTRIBUTION

This prospectus supplement and the accompanying prospectus relate to the issuance and sale of up to $20 million of shares of our common stock that we may issue to Lincoln Park from time to time under the Purchase Agreement. This prospectus supplement and the accompanying prospectus also cover the resale of these shares by Lincoln Park to the public.

We entered into the Purchase Agreement with Lincoln Park on June 7, 2019. In consideration for entering into the Purchase Agreement, we are issuing 324,383 shares of our common stock to Lincoln Park as initial commitment shares, and may issue up to 162,191 shares of our common stock as additional commitment shares (of which 64,877 additional commitment shares are registered hereunder) in connection with the purchase of our common stock by Lincoln Park, all of which are covered by this prospectus supplement. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Lincoln Park is committed to purchase an aggregate of up to $50 million of shares of our common stock ($20 million in shares is registered hereunder) over the 36-month term of the Purchase Agreement. See “Lincoln Park Transaction.”

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NASDAQ Capital Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

We know of no existing arrangements between Lincoln Park and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to Lincoln Park.

We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park represented to us that at no time prior to the date of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus supplement.

Nevada Agency and Transfer Company is transfer agent and registrar for the Common Stock.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AVXL”.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer, L.L.P., Reno, Nevada.

EXPERTS

The financial statements as of September 30, 2018 and 2017 and for each of the three years in the period ended September 30, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2018 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Anavex. The address of the SEC website is www.sec.gov.

We make available free of charge on our internet website at www.anavex.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider such information as part of this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 12, 2018, and the amendment thereto on Form 10-K/A filed on January 25, 2019;

(2)	our Proxy Statement on Schedule 14A filed on February 11, 2019 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K);

(3)	our Quarterly Reports on Form 10-Q for quarter ended December 31, 2018 filed on February 7, 2019 and for the quarter ended March 31, 2019 filed on May 9, 2019;

(4)	our Current Reports on Form 8-K filed with the SEC on March 18, 2019 and April 8, 2019; and

(5)	the description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-37606) filed with the SEC on October 23, 2005.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Anavex Life Sciences Corp.

51 West 52nd Street, 7th Floor

New York, NY 10019-6163

(844) 689-3939

PROSPECTUS

Anavex Life Sciences Corp.

$100,000,000 of Shares of Common Stock and Warrants

6,754,609 Shares of Common Stock Offered
by Selling Security Holder

Anavex Life Sciences Corp., a Nevada corporation (“us”, “we”, “our”, “Anavex” or the “Company”) may offer and sell from time to time, in one or more series or issuances and on terms that Anavex will determine at the time of the offering, shares of our common stock, par value $0.001 per share (“Common Stock”) and warrants (“Warrants”) described in this prospectus, up to an aggregate amount of $100,000,000.

This prospectus also covers the resale by Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Security Holder”), of up to 6,754,609 shares of our Common Stock in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered, inclusive of 269,397 shares of Common Stock issued or issuable to the Selling Security Holder as commitment shares, as described in further detail herein. The shares being offered for resale by the Selling Security Holder represents approximately 18.9% of the outstanding Common Stock of the Company.

We will not receive any of the proceeds from the sale of shares of our Common Stock sold by the Selling Security Holder. The Selling Security Holder may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Security Holder may sell the shares of Common Stock being registered pursuant to this prospectus. The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus provides you with a general description of the securities offered. We will file prospectus supplements and may provide other offering material at later dates that will contain specific terms of each offering of securities by us. These supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commission or discounts.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “AVXL”. On August 30, 2016, the last reported sale price of our Common Stock was $3.04 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 7 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 6, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus of Anavex Life Sciences Corp., a Nevada corporation (collectively with all of its subsidiaries, the “Company”, “Anavex”, or “we”, “us”, or “our”) is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000 as described in this prospectus. In addition, Lincoln Park may, from time to time, offer and sell up to an aggregate of 6,754,609 shares of our Common Stock in one or more transactions.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Prospectus Summary - Where You Can Find More Information.”

We may provide a prospectus supplement containing specific information about the amounts, prices and terms of the securities for a particular offering. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Prospectus Summary — Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

ii

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 7 and the financial statements incorporated by reference.

Overview

Our Current Business

We are a clinical stage biopharmaceutical company engaged in the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including drug candidates to treat Alzheimer’s disease, other central nervous system (“CNS”) diseases, pain and various types of cancer. The Company’s lead compound ANAVEX 2-73 is being developed to treat Alzheimer’s disease and potentially other central nervous system diseases, including rare diseases, such as Rett syndrome.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. This randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies, ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576. In March, 2016, we received approval from the Ethics Committee in Australia to extend the ongoing Phase 2a clinical trial, which had been requested by patients and their caregivers. The trial extension allows participants who complete 52 weeks in PART B to roll-over into a new trial and continue taking ANAVEX 2-73 for an additional 104 weeks, providing an opportunity to gather extended safety data. The trial is independent of the Company’s planned larger Phase 2/3 double-blinded, placebo-controlled study of ANAVEX 2-73 in Alzheimer’s disease.

We intend to identify and initiate discussions with potential partners in the next 12 months. Further, we may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further our goals.

Our Pipeline

Our pipeline includes one clinical drug candidate and several compounds in different stages of pre-clinical study.

Our proprietary SIGMACEPTOR™ Discovery Platform produced small molecule drug candidates with unique modes of action, based on our understanding of sigma receptors. Sigma receptors may be targets for therapeutics to combat many human diseases, including Alzheimer’s disease. When bound by the appropriate ligands, sigma receptors influence the functioning of multiple biochemical signals that are involved in the pathogenesis (origin or development) of disease.

Compounds that have been subjects of our research include the following:

ANAVEX 2-73

ANAVEX 2-73 may offer a disease-modifying approach in Alzheimer’s disease (AD) by using ligands that activate sigma-1 receptors.

In AD animal models, ANAVEX 2-73 has shown pharmacological, histological and behavioral evidence as a potential neuroprotective, anti-amnesic, anti-convulsive and anti-depressive therapeutic agent, due to its potent affinity to sigma-1 receptors and moderate affinities to M1-4 type muscarinic receptors. In addition, ANAVEX 2-73 has shown a potential dual mechanism which may impact both amyloid and tau pathology. In a transgenic AD animal model Tg2576 ANAVEX 2-73 induced a statistically significant neuroprotective effect against the development of oxidative stress in the mouse brain, as well as significantly increased the expression of functional and synaptic plasticity markers that is apparently amyloid-beta independent. It also statistically alleviated the learning and memory deficits developed over time in the animals, regardless of sex, both in terms of spatial working memory and long-term spatial reference memory.

Based on the results of pre-clinical testing, we initiated and completed a Phase 1 single ascending dose (SAD) clinical trial of ANAVEX 2-73 in 2011. In this Phase 1 SAD trial, the maximum tolerated single dose was defined per protocol as 55–60 mg. This dose is above the equivalent dose shown to have positive effects in mouse models of AD. There were no significant changes in laboratory or electrocardiogram (ECG) parameters. ANAVEX 2-73 was well tolerated below the 55–60 mg dose with only mild adverse events in some subjects. Observed adverse events at doses above the maximum tolerated single dose included headache and dizziness, which were moderate in severity and reversible. These side effects are often seen with drugs that target CNS conditions, including AD.

The ANAVEX 2-73 Phase 1 SAD trial was conducted as a randomized, placebo-controlled study. Healthy male volunteers between the ages of 18 and 55 received single, ascending oral doses over the course of the trial. Study endpoints included safety and tolerability together with pharmacokinetic parameters. Pharmacokinetics includes the absorption and distribution of a drug, the rate at which a drug enters the blood and the duration of its effect, as well as chemical changes of the substance in the body. This study was conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s disease studies, and the Technical University of Dresden.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. The randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

The Phase 2a study met both primary and secondary objectives of the study. The 31-week preliminary exploratory safety and efficacy data from the ongoing Phase 2a study of ANAVEX 2-73 in Alzheimer’s patients demonstrated favorable safety, maximum tolerated dose, positive dose response, sustained efficacy response through 31 weeks for both cognitive and functional measures, as well as positive unexpected therapeutic response events. ANAVEX 2-73 continues to demonstrate a favorable adverse event (AE) profile through 31 weeks in a patient population of elderly Alzheimer’s patients with varying degrees of physical fragility. The most common side effects across all AE categories tended to be of mild severity grade 1, and were resolved with dose reductions that were anticipated within the adaptive design of the study protocol. ANAVEX 2-73 data presented is prerequisite information in order to progress into Phase 2/3 placebo controlled studies.

Recent preclinical data validates ANAVEX 2-73 as a prospective platform drug for other neurodegenerative diseases beyond Alzheimer’s as well as neurodevelopmental diseases, more specifically, epilepsy and Rett syndrome. For epilepsy, data demonstrates both significant and dose related improvement in the reduction of seizures, as well as significant synergy with each of three generations of epilepsy drugs currently on the market. In Rett syndrome, a rare neurodevelopmental disease indication, administration of ANAVEX 2-73 resulted in both significant and dose related improvements in an array of behavioural paradigms in the MECP2 HET Rett syndrome disease model.

ANAVEX PLUS

ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept®) is a potential novel combination drug for Alzheimer’s disease. Aricept® (donepezil) is now generic. ANAVEX 2-73 showed in combination with donepezil an unexpected and clear synergic effect of memory improvement by up to 80% in animal models. A patent application was filed in the US for the combination of donepezil and ANAVEX 2-73 and if granted would give patent protection at least until 2033.

In a humanized calibrated cortical network computer model the unexpected pre-clinical synergy between ANAVEX 2-73 and donepezil was confirmed and ANAVEX PLUS showed an anticipated ADAS-Cog response of 7 points at 12 weeks and 5.5 points at 26 weeks, which represents more than 2x the ADAS-Cog of donepezil alone.

ANAVEX 3-71

ANAVEX 3-71, previously named AF710B is a preclinical drug candidate with a novel mechanism of action via sigma-1 receptor activation and M1 muscarinic allosteric modulation, which has shown to enhance neuroprotection and cognition in Alzheimer’s disease. ANAVEX 3-71 is a CNS-penetrable mono-therapy that bridges treatment of both cognitive impairments with disease modifications. It is highly effective in very small doses against the major Alzheimer’s hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also has beneficial effects on inflammation and mitochondrial dysfunctions. ANAVEX 3-71 indicates extensive therapeutic advantages in Alzheimer’s and other protein-aggregation-related diseases given its ability to enhance neuroprotection and cognition via sigma-1 receptor activation and M1 muscarinic allosteric modulation.

A recent preclinical study examined the response of ANAVEX 3-71 in aged transgenic animal models, and showed a significant reduction in rate of cognitive deficit, amyloid beta pathology and inflammation with the administration of ANAVEX 3-71. In April 2016 the U.S. Food and Drug Administration (“FDA”) granted Orphan Drug Designation (“ODD”) to ANAVEX 3-71 for the treatment of Frontotemporal dementia (“FTD”).

ANAVEX 1-41

ANAVEX 1-41 is a sigma-1 agonist. Pre-clinical tests revealed significant neuroprotective benefits (i.e., protects nerve cells from degeneration or death) through the modulation of endoplasmic reticulum, mitochondrial and oxidative stress, which damages and destroys cells and is believed by some scientists to be a primary cause of AD. In addition, in animal models, ANAVEX 1-41 prevented the expression of caspase-3, an enzyme that plays a key role in apoptosis (programmed cell death) and loss of cells in the hippocampus, the part of the brain that regulates learning, emotion and memory. These activities involve both muscarinic and sigma-1 receptor systems through a novel mechanism of action.

ANAVEX 1037

ANAVEX 1037 is designed for the treatment of prostate cancer. It is a low molecular weight, synthetic compound exhibiting high affinity for sigma-1 receptors at nanomolar levels and moderate affinity for sigma-2 receptors and sodium channels at micromolar levels. In advanced pre-clinical studies, this compound revealed antitumor potential with no toxic side effects. It has also been shown to selectively kill human cancer cells without affecting normal/healthy cells and also to significantly suppress tumor growth in immune-deficient mice models. Scientific publications describe sigma receptor ligands positively, highlighting the possibility that these ligands may stop tumor growth and induce selective cell death in various tumor cell lines. Sigma receptors are highly expressed in different tumor cell types. Binding by appropriate sigma-1 and/or sigma-2 ligands can induce selective apoptosis. In addition, through tumor cell membrane reorganization and interactions with ion channels, our drug candidates may play an important role in inhibiting the processes of metastasis (spreading of cancer cells from the original site to other parts of the body), angiogenesis (the formation of new blood vessels) and tumor cell proliferation.

Our compounds are in the pre-clinical and clinical testing stages of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

Our Target Indications

We have developed compounds with potential application to two broad categories and several specific indications. The two categories are diseases of the central nervous system, and cancer. Specific indications include:

●	Alzheimer’s disease — In 2015, an estimated 5.3 million Americans were suffering from Alzheimer’s disease. The Alzheimer’s Association® reports that by 2025, 7.1 million Americans will be afflicted by the disease, a 40 percent increase from currently affected patients. Medications on the market today treat only the symptoms of AD and do not have the ability to stop its onset or its progression. There is an urgent and unmet need for both a disease modifying cure for Alzheimer’s disease as well as for better symptomatic treatments.

●	Depression — Depression is a major cause of morbidity worldwide according to the World Health Organization (WHO). Pharmaceutical treatment for depression is dominated by blockbuster brands, with the leading nine brands accounting for approximately 75% of total sales. However, the dominance of the leading brands is waning, largely due to the effects of patent expiration and generic competition.

●	Epilepsy — Epilepsy is a common chronic neurological disorder characterized by recurrent unprovoked seizures. These seizures are transient signs and/or symptoms of abnormal, excessive or synchronous neuronal activity in the brain. According to the Centers for Disease Control and Prevention, epilepsy affects 2.2 million Americans. Today, epilepsy is often controlled, but not cured, with medication that is categorized as older traditional anti-epileptic drugs and second generation anti epileptic drugs. Because epilepsy afflicts sufferers in different ways, there is a need for drugs used in combination with both traditional anti-epileptic drugs and second generation anti-epileptic drugs. GBI Research estimates that the epilepsy market will increase to $4.5 billion by 2019.

●	Neuropathic Pain — We define neuralgia, or neuropathic pain, as pain that is not related to activation of pain receptor cells in any part of the body. Neuralgia is more difficult to treat than some other types of pain because it does not respond well to normal pain medications. Special medications have become more specific to neuralgia and typically fall under the category of membrane stabilizing drugs or antidepressants.

●	Malignant Melanoma — Predominantly a skin cancer, malignant melanoma can also occur in melanocytes found in the bowel and the eye. Malignant melanoma accounts for 75% of all deaths associated with skin cancer. The treatment includes surgical removal of the tumor, adjuvant treatment, chemo and immunotherapy, or radiation therapy. According to IMS Health the worldwide Malignant Melanoma market is expected to grow to $4.4 billion by 2022.

●	Prostate Cancer — Specific to men, prostate cancer is a form of cancer that develops in the prostate, a gland in the male reproductive system. The cancer cells may metastasize from the prostate to other parts of the body, particularly the bones and lymph nodes. Drug therapeutics for Prostate Cancer are expected to increase to nearly $18.6 billion in 2017 according to BCC Research.

●	Pancreatic Cancer — Pancreatic cancer is a malignant neoplasm of the pancreas. In the United States approximately 45,000 new cases of pancreatic cancer will be diagnosed this year and approximately 38,000 patients will die as a result of their cancer. Sales predictions by GlobalData forecast that the market for the pharmaceutical treatment of pancreatic cancer in the five largest European countries and the United States, will increase to $1.63 billion by 2017.

Corporate Information

Our principal executive office is located at 51 West 52nd Street, 7th Floor, New York, NY 10019-6163, and our telephone number is 844.689.3939. Our website address is www.anavex.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offerings

Primary Offering

We may offer and sell, from time to time, in one or more offerings, the securities that we describe in this prospectus having a total initial offering price not exceeding $100,000,000 at prices and on terms to be determined by market conditions at the time of any offering.

Secondary Offering

On October 21, 2015, the Company entered into a purchase agreement (the “Purchase Agreement”) with the Selling Security Holder (such transaction, the “Financing”), pursuant to which the Selling Security Holder agreed to purchase from us up to $50,000,000 of our Common Stock (subject to certain limitations) from time to time over a 36-month period. In connection with the Financing, the Company also entered into a registration rights agreement with the Selling Security Holder (the “RRA”) whereby the Company agreed to file a registration statement, of which this prospectus is a part, with the U.S. Securities and Exchange Commission (“SEC”) covering the shares of the Company’s Common Stock that may be issued to the Selling Security Holder under the Purchase Agreement. 6,754,609 shares of Common Stock are being registered under the registration statement of which this prospectus is a part, in connection with the Company’s obligations under the Purchase Agreement and the RRA.

After the registration statement, of which this prospectus is a part, is declared effective, the Company may, from time to time and at its sole discretion, direct the Selling Security Holder to purchase up to 50,000 shares of our Common Stock on any such business day, provided that in no event shall the Selling Security Holder purchase more than $2,000,000 worth of our Common Stock on any single business day, plus an additional “accelerated amount” under certain circumstances. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Common Stock to the Selling Security Holder. The purchase price of the up to 50,000 shares that may be sold to the Selling Security Holder under the Purchase Agreement on any business day will be based on the market price of our Common Stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Selling Security Holder has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s Common Stock.

In consideration for entering into the Purchase Agreement, the Company issued to the Selling Security Holder, 179,598 shares of Common Stock as a commitment fee and shall issue up to 89,799 shares pro rata, which commitment fee shares are also being registered hereunder, when and if, the Selling Security Holder purchases at the Company’s discretion the $50,000,000 aggregate commitment. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

This prospectus provides you with a general description of the securities we and the Selling Security Holder may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

General

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements as may be required and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.anavex.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available at http://www.anavex.com/investors/share-data/ copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and the related notes contained in Item 8 of Part II of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and our interim consolidated financial statements and the related notes contained in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference into this prospectus, except that share and per share information for the years ended September 30, 2015 and 2014 and for the nine months ended June 30, 2016 and 2015 have been revised to reflect the reverse stock split of our issued and outstanding shares of Common Stock effective on October 7, 2015, at a ratio of 1 to 4. The selected data in this section is not intended to replace such financial statements, except that share and per share information has been revised for the periods presented to reflect the reverse stock split at a ratio of 1 to 4.

We have derived the statements of operations data for each of the years ended September 30, 2015 and 2014 and the balance sheet data as of September 30, 2015 and 2014 from the audited consolidated financial statements contained in Item 8 of Part II of our Annual Report on Form 10-K for the year ended September 30, 2015. The consolidated statement of operations data set forth below for the nine months ended June 30, 2016 and 2015 and the consolidated balance sheet data as of June 30, 2016 has been derived from our consolidated financial statements included in Item 1 of Part I of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference into this prospectus.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes to those statements included in Item 7 of Part II and Item 8 of Part II, respectively, of our Annual Report on Form 10-K for the year ended September 30, 2015, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 2 of Part I and Item 1 of Part I, respectively, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and updates thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference.

	Nine months ended June 30,
	2016 (unaudited)	2015 (unaudited)
Research and development expenses	$2,915,432	$1,525,233
General and administrative expenses	6,090,835	1,616,744
Net loss	(8,225,666)	(6,751,821)
Net loss per share, basic and diluted	(0.24)	(0.44)
Weighted average number of common shares, basic and diluted	34,961,838	15,438,000

	Year ended September 30,
	2015	2014
Research and development expenses	$2,271,736	$732,395

General and administrative expenses	4,836,978	2,236,580
Net loss	(12,108,130)	(9,968,353)
Net loss per share
Basic	(0.65)	(1.02)
Diluted	(0.65)	(1.02)

Weighted average number of common shares, basic and diluted	18,584,820	9,804,539

Selected Balance Sheet Data

	At June 30, 2016	At September 30,
	(unaudited)	2015	2014

Cash	$9,727,040	$15,290,976	$7,262,138
Working Capital	7,670,925	12,808,083	5,910,106
Total Assets	9,843,973	15,469,913	7,353,502
Long-term debt	345	332	263,727
Total Stockholders’ Equity	7,671,086	12,809,003	192,626

RISK FACTORS

An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2015, which is incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities. You could lose all or part of your investment in the securities. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. Our business, results of operations or financial condition could be seriously harmed, and the trading price of our Common Stock may decline due to any of these or other risks.

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Forward-Looking Statements” below.

Risks Relating to the Purchase Agreement with the Selling Security Holder

The sale or issuance of our Common Stock to the Selling Security Holder may cause dilution and the sale of the shares of Common Stock acquired by the Selling Security Holder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

On October 21, 2015, we entered into the Purchase Agreement with the Selling Security Holder, pursuant to which the Selling Security Holder has committed to purchase up to $50,000,000 of shares of our Common Stock. Concurrently with the execution of the Purchase Agreement on October 21, 2015, we issued 179,598 shares of our Common Stock to the Selling Security Holder as a fee for its commitment to purchase additional shares of our Common Stock under the Purchase Agreement. We have not issued additional shares of Common Stock to the Selling Security Holder since the execution of the Purchase Agreement. Additional purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time for a 36-month period, commencing after the SEC declares the registration statement that this prospectus forms a part effective.

The purchase price for the shares that we may sell to the Selling Security Holder under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to the Selling Security Holder. Sales of our Common Stock, if any, to the Selling Security Holder will depend upon market conditions and other factors to be determined by us. Therefore, the Selling Security Holder may ultimately purchase all, some or none of the shares of our Common Stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, the Selling Security Holder may sell all, some or none of those shares. Sales to the Selling Security Holder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Security Holder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may not be able to access sufficient funds under the Purchase Agreement with Lincoln Park when needed.

Our ability to sell shares to Lincoln Park and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on when we may sell shares to Lincoln Park, restrictions on the amounts we may sell to Lincoln Park at any one time, and a limitation on our ability to sell shares to Lincoln Park to the extent that it would cause Lincoln Park to beneficially own more than 9.99% of our outstanding Common Stock. Therefore, we might not have access to the full amount available to us under the Purchase Agreement. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell all $50,000,000 of our Common Stock under the Purchase Agreement.

We elected to enter into the Purchase Agreement with Lincoln Park as we expect that amount of capital over the next three years will be required for us to fully implement our business, operating and development plans. The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $50,000,000 of shares of our Common Stock under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on December 29, 2015;

(2)	our Quarterly Reports on Form 10-Q for the fiscal periods ended: (i) December 31, 2015, as filed with the SEC on February 8, 2016; (ii) March 31, 2016, as filed with the SEC on May 11, 2016; and (iii) June 30, 2016, as filed with the SEC on August 11, 2016;

(3)	our Current Reports on Form 8-K, as filed with the SEC on September 28, 2015, October 6, 2015, October 7, 2015, October 26, 2015, May 6, 2016, May 11, 2016, June 23, 2016, July 7, 2016 and July 22, 2016;

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and all proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (1) above; and

(5)	The description of our Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on December 6, 2005.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor
New York, NY 10019-6163
(844) 689-3939

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 7. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus in connection with the primary offering for general corporate and operations purposes and to fund our anticipated growth. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering. We retain broad discretion in determining how we allocate the net proceeds received in connection with the primary offering. However, we expect that such cash will be used to further our business plan of advancing human clinical trials of AVAVEX 2-73 and for general corporate and administrative purposes.

We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Security Holder named in such prospectus supplement.

PLAN OF DISTRIBUTION

Primary Offering

We may sell the securities described in this prospectus on a continuous or delayed basis directly to purchasers, through underwriters, broker-dealers or agents that may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the securities, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise or through a combination of any such methods of sale. Discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed from time to time, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

●	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each time that we use this prospectus to sell our securities, we shall also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

●	the public offering price;

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of the securities;

●	the proceeds from the sale of the securities to us;

●	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

●	any discounts or concessions allowed or reallowed or repaid to dealers; and

●	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the Common Stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in our Common Stock on the NASDAQ Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities. Our Common Stock is quoted on the Nasdaq Capital Market. Unless otherwise specified in the applicable prospectus supplement, our securities (other than our Common Stock) will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

Secondary Offering

The Common Stock offered by this prospectus is being offered by the Selling Security Holder. The Common Stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus could be affected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Security Holder has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Common Stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Security Holder has informed us that each such broker-dealer will receive commissions from the Selling Security Holder that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the Selling Security Holder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Security Holder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the Selling Security Holder. We have agreed to indemnify and certain other persons against certain liabilities in connection with the offering of shares of Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Security Holder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “AVXL.”

When we refer to “Selling Security Holder” in this prospectus, we mean the entity listed in the table below.

SELLING SECURITY HOLDER

An aggregate of up to 6,754,609 shares of Common Stock and up to 269,397 shares of Common Stock may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Security Holder. Except as may be set forth in any accompanying prospectus supplement, we will pay all of the expenses in connection with the registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Security Holder. We will not receive any proceeds from the sale of shares by the Selling Security Holder.

On October 21, 2015, the Company entered into the Purchase Agreement with the Selling Security Holder. In connection with the Financing, the Company also entered into the RRA whereby the Company agreed to file a registration statement with the SEC covering the shares of the Company’s Common Stock that may be issued to the Selling Security Holder under the Purchase Agreement. The shares being registered hereunder are being registered pursuant to the terms of the RRA.

After the SEC has declared effective this registration statement related to the Financing, the Company has the right, in its sole discretion over a 36-month period, to sell to the Selling Security Holder up to an aggregate commitment of $50,000,000 of shares of Common Stock. The Company controls the timing and amount of any future sales, if any, of shares of Common Stock to the Selling Security Holder.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Selling Security Holder has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s Common Stock.

In consideration for entering into the Purchase Agreement, the Company issued to the Selling Security Holder, 179,598 shares of Common Stock as a commitment fee and shall issue up to 89,799 shares pro rata, when and if the Selling Security Holder purchases at the Company’s discretion the $50,000,000 aggregate commitment. For example, if we elect, at our sole discretion, to require the Selling Security Holder to purchase $100,000 of our stock then we would issue 180 shares of the pro rata commitment fee which is the product of $100,000 (the amount we have elected to sell) divided by $50,000,000 (the amount we can sell the Selling Security Holder under the Purchase Agreement multiplied by 89,799 (the total number of pro rata commitment shares). The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to the Selling Security Holder. The Selling Security Holder may not assign or transfer its rights and obligations under the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

Pursuant to the Registration Rights Agreement, dated as of October 21, 2015, among the Selling Security Holder and the Company, the Selling Security Holder has the right to request that the Company include their shares on the registration statement of which this prospectus forms a part under the Securities Act. Under the Registration Rights Agreement, the Selling Security Holder has registration rights with respect to the shares of Common Stock set forth in the table below.

As of August 30, 2016, the Selling Security Holder beneficially owned, in the aggregate, 179,598 shares of Common Stock, or 0.50% of our outstanding Common Stock. We cannot provide an estimate as to the number of shares of Common Stock that will be held by the Selling Security Holder upon consummation of any offering or offerings covered by this prospectus because the Selling Security Holder may offer some, all or none of their shares of Common Stock in any such offering or offerings. The Selling Security Holder does not and has not within the past three years had, any position, office or material relationship with us or any of our predecessors or affiliates.

Selling Shareholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering	No. of Shares to be Registered in this Offering		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC(1)	179,598	(2)	0.50%	6,754,609	(4)		*

*	Less than 1%
(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.
(2)	Represents 179,598 shares of our Common Stock issued to the Selling Security Holder on or about October 21, 2015 as a fee for its commitment to purchase additional shares of our Common Stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus.
(3)	Based on 35,710,862 outstanding shares of our Common Stock as of August 30, 2016, with the above mentioned commitment shares deemed issued as of that date.
(4)	Although the Purchase Agreement provides that we may sell up to $50,000,000 of shares of our Common Stock to Lincoln Park, we have initially reserved approximately 6,754,609 shares for sale to Lincoln Park under the Purchase Agreement and RRA. The amount of shares of Common Stock we may sell to Lincoln Park is subject to cap on issuable shares as described in the Purchase Agreement.

The Lincoln Park Transaction

General

On October 21, 2015, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $50,000,000 of shares of our Common Stock (subject to certain limitations). Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

After the SEC has declared the registration statement effective, we may, from time to time over a 36-month period and at our sole discretion, but no more frequently than every other business day, direct Lincoln Park to purchase 50,000 shares of our Common Stock on any such business day, which amounts may be increased under certain circumstances, provided that in no event shall Lincoln Park purchase more than $2,000,000 worth of our Common Stock on any single business day, plus an additional “accelerated amount” under certain circumstances, at a purchase price per share based on the market price of our Common Stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. The amount of shares of our Common Stock that we direct Lincoln Park to purchase depends on the closing price of our Common Stock.

The Company has previously entered into transactions with Lincoln Park. On July 5, 2013, the Company entered into a purchase agreement with Lincoln Park (the “2013 Purchase Agreement”) to purchase $10,000,000 shares, pursuant to which 2013 Purchase Agreement the Company could sell and issue to Lincoln Park, and Lincoln Park was obligated to purchase, up to $10,000,000 in value of its shares of Common Stock from time to time over a 25 month period. In connection therewith, the Company also entered into a registration rights agreement with Lincoln Park whereby the Company agreed to file a registration statement with the Commission covering the shares of the Company’s Common Stock that may be issued to Lincoln Park under the 2013 Purchase Agreement.

Under the 2013 Purchase Agreement, the Company determined, at its own discretion, the timing and amount of its sales of Common Stock, subject to certain conditions and limitations. The purchase price of the shares that were sold to Lincoln Park under the 2013 Purchase Agreement was based on the market price of the Company’s shares of Common Stock immediately preceding the time of sale without any fixed discount, provided that in no event could such shares be sold to Lincoln Park when the closing sale price was less than $0.50 per share ($2.00 on a post reverse split basis).

Pursuant to the 2013 Purchase Agreement, Lincoln Park initially purchased 62,500 shares of the Company’s Common Stock for $100,000. In consideration for entering into the 2013 Purchase Agreement, the Company issued to Lincoln Park 85,465 shares of Common Stock as a commitment fee and issued up to 33,353 shares pro rata, when Lincoln Park purchased the remaining $10,000,000 aggregate commitment. The sale of shares under the 2013 Purchase Agreement did not seem to have any discernable effect on the market price of the Company’s stock. During the 2-week period subsequent to the effective date of the registration statement on Form S-1 relating to the 2013 Lincoln Park transaction, there was a decrease in the market price of the Company’s Common Stock. During this period, the Company issued 75,489 shares of Common Stock to Lincoln Park, which represented 0.81% of the Company’s issued and outstanding shares as of the effective date.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase 50,000 shares of our Common Stock on any such business day. On any day that the closing sale price of our Common Stock is not below $7.00 the purchase amount may be increased, at our sole discretion, to up to 75,000 shares of our Common Stock per purchase; on any day that the closing sale price of our Common Stock is not below $9.00 the purchase amount may be increased, at our sole discretion, to up to 100,000 shares of our Common Stock per purchase; and on any day that the closing sale price of our Common Stock is not below $11.00 the purchase amount may be increased, at our sole discretion, to up to 125,000 shares of our Common Stock per purchase and on any day that the closing sale price of our Common Stock is not below $13.00 the purchase amount may be increased, at our sole discretion, to up to 150,000 shares of our Common Stock per purchase. Such purchases are hereinafter referred to as “Regular Purchases”. In no event shall Lincoln Park purchase more than $2,000,000 worth of our Common Stock pursuant to a Regular Purchase on any single business day. The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our Common Stock on the purchase date of such shares; or

●	the arithmetic average of the three lowest closing sale prices for our Common Stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, to purchase an additional amount of our Common Stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●	30% of the aggregate shares of our Common Stock traded during normal trading hours on the purchase date; and

●	200% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●	96% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our Common Stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our Common Stock traded has exceeded such volume maximum; or

●	the closing sale price of our Common Stock on the purchase date.

In the case of both Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The Purchase Agreement limits our sales of shares of Common Stock to Lincoln Park to the maximum number of shares of our Common Stock that we may issue without breaching our obligations under applicable rules of the NASDAQ Stock Market (approximately 6,754,609 shares, or 19.99% of our total outstanding Common Stock upon entering into the Purchase Agreement) or obtaining stockholder approval under such rules.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Common Stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our Common Stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our Common Stock from trading for a period of three consecutive business days;

●	the delisting of the Common Stock from the OTCQB operated by the OTC Markets Group, Inc., provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE MKT, the NYSE Arca, the OTC Bulletin Board or the OTCQX operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing). If at any time after the Commencement Date, the Exchange Cap (as defined in the Purchase Agreement) is reached unless and until stockholder approval is obtained pursuant to Section 2(e) of the Purchase Agreement. The Exchange Cap shall be deemed to be reached at such time if, upon submission of a Regular Purchase Notice or Accelerated Purchase Notice under this Agreement, the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market (as defined in the Purchase Agreement);

●	the transfer agent’s failure for three business days to issue to Lincoln Park shares of our Common Stock which Lincoln Park is entitled to receive under the Purchase Agreement;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days; and

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; and

●	if at any time we are not eligible to transfer our Common Stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our Common Stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All the shares of our Common Stock registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the shares of Common Stock registered in this offering that Lincoln Park has not previously purchased. Lincoln Park may sell all, some or none of the shares it has purchased or will purchase under the Purchase Agreement. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $50,000,000 of our Common Stock, exclusive of the 179,598 shares issued to Lincoln Park as a commitment fee. Depending on the price per share at which we sell our Common Stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement registered in this offering at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(3)(5)	Proceeds from the Sale of Shares to Lincoln Park Under the $50,000,000 Purchase Agreement
$1.00		6,485,212	15.34%	$6,485,212

$2.00		6,485,212	15.34%	$12,970,424

$3.04	(4)	6,485,212	15.34%	$19,715,044

$5.00		6,485,212	15.34%	$32,426,060

$10.00		5,000,000	12.25%	$50,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $50,000,000 of our Common Stock to Lincoln Park, we are initially registering 6,754,609 shares (inclusive of the 179,598 initial commitment shares issued to Lincoln Park and the 89,799 additional commitment shares that may be issued to Lincoln Park as a commitment fee), which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we have initially reserved.
(2)	The number of registered shares to be issued excludes the 179,598 initial commitment shares that have been issued and 89,799 additional commitment shares that may be issued to Lincoln Park because no proceeds will be attributable to such commitment shares.
(3)	The denominator is based on 35,710,862 shares outstanding as of August 30, 2016, adjusted to include the 179,598 shares issued and to be issued to Lincoln Park as initial commitment shares in connection with this offering and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator does not include the 179,598 shares issued to Lincoln Park as initial commitment shares in connection with this offering, or the 89,799 additional commitment shares that may be issued to Lincoln Park pro rata, and is based on the number of shares registered in this offering to be issued under the Purchase Agreement at the applicable assumed purchase price per share set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.
(4)	The closing price of our Common Stock on August 30, 2016.
(5)	If we seek to issue shares, including shares from other transactions but not included in this offering that may be aggregated with this transaction under the applicable rules of the NASDAQ Stock Market, in excess of 6,754,609, or 19.99% of the total Common Stock outstanding as of the date of the Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with the rules of the NASDAQ Stock Market.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock with a par value of $0.001. As at August 30, 2016 we had 35,710,862 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The Common Stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

On October 7, 2015, the Company effected a reverse stock split at a ratio of 1 for 4, whereby every 4 shares of Common Stock became 1 share of Common Stock. The authorized shares of Common Stock of the Company were therefore proportionally reduced from 400,000,000 to 100,000,000.

Our Common Stock is quoted on the Nasdaq Capital Market under the trading symbol “AVXL”. On August 30, 2016, the last reported sale price of our Common Stock was $3.04 per share.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our Company.

DESCRIPTION OF WARRANTS

We may issue Warrants from time to time in one or more series for the purchase of our Common Stock. Warrants may be issued independently or together with any shares of Common Stock or offered by any prospectus supplement and may be attached to or separate from Common Stock. Each series of Warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of Warrants. A warrant agent may act as our agent in connection with the Warrants and would not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The specific terms of any series of Warrants will be described in the applicable prospectus supplement relating to that series of Warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the Warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of Warrants. The terms of any Warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of Warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of Warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If Warrants are offered by us, the prospectus supplement will describe the terms of the Warrants, including the following if applicable to the particular offering:

●	the title of the Warrants;

●	the total number of Warrants;

●	the number of shares of Common Stock purchasable upon exercise of the Warrants to purchase Common Stock and the price at which such shares of Common Stock may be purchased upon exercise;

●	the date on and after which the Warrants and the related Common Stock will be separately transferable;

●	if applicable, the date on which the right to exercise the Warrants will commence and the date on which this right will expire;

●	if applicable, the minimum or maximum amount of the Warrants which may be exercised at any one time;

●	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the Warrants; and

●	any other terms of the Warrants including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at our principal executive office, the warrant agent or any other office indicated in the prospectus supplement.

Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of shares of Common Stock, including the right to receive payments of dividends, if any, on the shares of Common Stock or to exercise any applicable right to vote.

Exercise of Warrants. Each Warrant will entitle the holder to purchase a number of shares of Common Stock at an exercise price as will in each case be described in, or calculable from, the prospectus supplement relating to those Warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the Warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised Warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, Warrants may be exercised by delivery to the warrant agent, or at our principal executive office or any other office indicated in the prospectus supplement, of the certificate evidencing the Warrants properly completed and duly executed, and of payment as provided in the prospectus supplement of the amount required to purchase the shares of Common Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the Warrants. Upon receipt of the payment, and the certificate representing the Warrants to be exercised properly completed and duly executed at our principal executive office, the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of Common Stock purchasable upon such exercise. If fewer than all of the Warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of Warrants.

The description in the applicable prospectus supplement and other offering material of any Warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer Warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer Warrants, see “Where You Can Find More Information”. We urge you to read the applicable warrant agreement and the applicable prospectus supplement in their entirety.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer, L.L.P., Reno, Nevada. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements as of September 30, 2015 and 2014 and for each of the two years in the period ended September 30, 2015 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anavex Life Sciences Corp.

Up to $21,159,993

Common Stock

PROSPECTUS SUPPLEMENT

June 12, 2019